FOR IMMEDIATE RELEASE

CONTACT:	Curt Hecker, CEO
Intermountain Community Bancorp
	(208) 263-0505	curt.hecker@panhandlebank.com

Doug Wright, Executive Vice President & CFO
Intermountain Community Bancorp
	(509) 363-2635	doug.wright@intermountainbank.com

Intermountain Community Bancorp Reports Third Quarter Earnings

Sandpoint, Idaho, October 25, 2012 - Intermountain Community Bancorp (OTCBB - IMCB), the holding company for Panhandle State Bank, reported $343,000, or $0.01 per share, in net income applicable to common shareholders for the third quarter 2012, as a lower loan loss provision offset lower net interest and other income than reported in the second quarter. The third quarter 2012 results compare to net income applicable to common shareholders of $301,000, or $0.01 per share in the second quarter of 2012, and a loss applicable to common shareholders of $1.2 million, or $0.14 per share, in the third quarter of 2011.

Net income applicable to common shareholders improved to $978,000, or $0.02 per share, for the first nine months of 2012, compared to a loss of $2.7 million, or $0.32 per share, in the comparable 2011 period, as decreases in interest expense, operating expense and the provision for loan loss offset decreases in interest and other income.

“These results demonstrate a steady progression of improved performance amidst a very challenging interest rate environment by focusing on areas the Company can control, including reducing interest and operating expense, minimizing risk, and re-deploying cash into higher-yielding assets," said Chief Executive Officer Curt Hecker. “We are also accelerating efforts to expand existing relationships and attract and develop new customers in our markets."

Third Quarter 2012 Highlights (at or for the period ended September 30, 2012, compared to June 30, 2012, and September 30, 2011)

▪
Interest expense continued to drop, totaling $1.26 million for the third quarter, compared to $1.32 million in the second quarter of 2012 and $1.80 million in the third quarter of 2011. The Company's cost of interest bearing liabilities totaled 0.59% for the quarter, down from 0.64% in the second quarter and 0.83% in the third quarter of 2011.

▪	Demand, NOW and money market balances increased by $17.4 million, or 3.4% during the quarter, and deposits to local customers now comprise 97.4% of total deposits.

▪	Nonperforming assets (NPAs) dropped to 1.17% of total assets at September 30, 2012 from 1.23% at June 30, 2012 and 1.91% at September 30, 2011, as the Company continued to reduce problem assets.

▪	Loan delinquencies (30 days past due and over) continue to remain very low, at 0.21% of total loans compared to 0.25% in the second quarter and 0.30% in the third quarter of 2011.

•
Operating expenses were stable from the prior quarter and down $1.6 million from the third quarter of 2011, as the Company continues its long-term effort to boost efficiency in a tough revenue environment.

▪
The Company's community-centric outreach initiative, “Powered by Community” continues to develop partnerships focused on economic advancement, education and job-readiness, and small business enhancement. The Bank remains deeply committed to assisting its communities through volunteerism, seed grants and sponsorship of far-reaching initiatives throughout its regional markets.

Assets and Loan Portfolio Summary

Assets totaled $962.8 million at September 30, 2012, down slightly from $963.1 million at June 30, 2012, and up from $926.5 million at September 30, 2011. The increase from the prior year reflected the additional capital raised in the Company's capital offerings earlier this year. Net loans receivable decreased by $7.8 million during the quarter due to paydowns on the Company's agricultural credit lines and reductions in commercial real estate loans, including the resolution of several larger problem credits. Regional agricultural businesses are benefiting from both strong prices and strong yields, and using the excess cash generated to reduce borrowings. Investments available for sale increased by $5.2 million during the quarter, as the Company continued to reinvest cash into higher yielding investments.

The following tables summarize the Company's loan portfolio by type and geographic region, and provide trending information over the prior year.

LOANS BY CATEGORIES
(Dollars in thousands)	9/30/2012	% of total	6/30/2012	% of total	9/30/2011	% of total
Commercial loans	$115,203	22.5%	$115,481	22.2%	$114,616	21.2%
Commercial real estate	174,965	34.2%	182,045	35.0%	169,189	31.3%
Commercial construction	2,573	0.5%	3,496	0.7%	17,153	3.2%
Land and land development	33,814	6.6%	32,271	6.2%	43,603	8.1%
Agriculture	87,851	17.2%	91,983	17.7%	82,879	15.4%
Multifamily	17,849	3.5%	18,325	3.5%	26,902	5.0%
Residential real estate	59,367	11.6%	58,580	11.3%	62,152	11.5%
Residential construction	532	0.1%	160	—%	2,974	0.6%
Consumer	9,724	1.9%	10,120	1.9%	12,157	2.3%
Municipal	9,827	1.9%	8,138	1.5%	8,085	1.4%
Total loans receivable	$511,705	100.0%	$520,599	100.0%	$539,710	100.0%
Allowance for loan losses	(9,088)		(10,233)		(14,367)
Net deferred origination costs	235		318		135
Loans receivable, net	$502,852		$510,684		$525,478

LOAN PORTFOLIO BY LOCATION September 30, 2012
(Dollars in thousands)	North Idaho - Eastern Washington	Magic Valley Idaho	Greater Boise Area	E. Oregon, SW Idaho, excluding Boise	Other	Total	% of Loan type to total loans
Commercial loans	$86,308	$4,828	$6,982	$14,448	$2,637	$115,203	22.5%
Commercial real estate	111,324	12,209	10,646	18,230	22,556	174,965	34.2%
Commercial construction	558	—	1,506	—	509	2,573	0.5%
Land and land development	22,373	1,962	6,988	1,455	1,036	33,814	6.6%
Agriculture	1,859	4,252	16,384	62,030	3,326	87,851	17.2%
Multifamily	10,869	152	6,798	30	—	17,849	3.5%
Residential real estate	41,164	3,894	3,410	7,137	3,762	59,367	11.6%
Residential construction	179	—	102	251	—	532	0.1%
Consumer	5,675	1,070	547	2,116	316	9,724	1.9%
Municipal	8,415	1,412	—	—	—	9,827	1.9%
Total	$288,724	$29,779	$53,363	$105,697	$34,142	$511,705	100.0%
Percent of total loans in geographic area	56.4%	5.8%	10.4%	20.7%	6.7%	100.0%

Asset Quality

Nonperforming loans totaled $5.6 million at September 30, 2012, down from $6.6 million at June 30, 2012 and $10.3 million at the end of the same period last year. The allowance for loan loss coverage of non-performing loans increased to 161.3% in the third quarter, up from 155.2% at June 30, 2012 and 139.1% at September 30, 2011, respectively.

Total nonperforming assets (NPAs) were $11.3 million at quarter end, compared to $11.9 million at June 30, 2012, and $17.7 million at September 30, 2011. Troubled debt restructured loans totaled $2.9 million, down from $5.2 million at June 30, 2012 and $5.7 million at September 30, 2011, respectively, as several restructured credits paid off during the quarter.

Classified loans totaled $32.7 million at quarter end, an 8.4% decrease from June 30, 2012 and a 43.6% decrease from a year ago. Classified loans are loans in which the Company anticipates potential problems in obtaining repayment of principal and interest per the contractual terms, but does not necessarily believe that losses will occur.

"We continue to reduce problem credit exposure at a faster rate than our peers at minimal additional loss," said Hecker. "The remaining risk in the portfolio is down significantly, and we have shifted focus to generating more loans in the markets we serve."

The following tables summarize nonperforming assets by type and geographic region, and provide trending information over the prior year.

NPA BY CATEGORY
(Dollars in thousands)	9/30/2012	% of total	6/30/2012	% of total	9/30/2011	% of total
Commercial loans	$3,400	30.2%	$4,283	36.1%	$3,729	21.0%
Commercial real estate	1,021	9.1%	682	5.7%	4,312	24.4%
Commercial construction	—	—%	—	—%	45	0.3%
Land and land development	6,204	55.0%	6,364	53.7%	8,472	47.8%
Agriculture	26	0.2%	34	0.3%	404	2.3%
Multifamily	—	—%	—	—%	—	—%
Residential real estate	609	5.4%	479	4.0%	601	3.4%
Residential construction	—	—%	—	—%	18	0.1%
Consumer	12	0.1%	20	0.2%	126	0.7%
Total NPA by Categories	$11,272	100.0%	$11,862	100.0%	$17,707	100.0%

The Company's delinquent, non-performing and classified loan totals continue to trend down from prior periods in most segments. Although land and land development loans still comprise the greatest proportion of NPA totals, the remaining exposure is substantially reduced. One large relationship continues to comprise the majority of the remaining balance in this category. Commercial real estate NPAs increased modestly in the third quarter, but are still relatively low compared to 2009 and 2010 totals. Most of the remaining NPAs are in the North Idaho/Eastern Washington region, reflecting the Company's higher loan totals in these areas, and the presence of the one larger relationship noted above in this market area.

OREO balances totaled $5.6 million at September 30, 2012, compared to $5.3 million at June 30, 2012 and $7.4 million at September 30, 2011. The Company sold 5 properties totaling $580,000 in the third quarter, had net valuation adjustments of $49,000 and added 7 properties totaling $901,000. A total of 9 properties remained in the OREO portfolio at quarter end, consisting of $5.1 million in land and land development, $453,000 in commercial real estate and $122,000 in residential real estate.

Deposit, Investment Portfolio and Equity Summary

Deposits totaled $731.6 million at September 30, 2012, compared to $726.0 million at June 30, 2012 and $750.0 million at the end of the third quarter last year. The increase from the second quarter reflects increases in demand and money market balances, which offset continued reductions in CDs. Non-interest bearing demand deposits grew by $30.7 million, or 15.9%, over June 30 and $40.9 million, or 22.3% over September of last year, largely offsetting planned reductions in CDs and other higher cost deposits. They now comprise 30.6% of the deposit portfolio, as compared to 24.4% a year ago. Overall, low-cost transaction deposits now represent 72.5% of the deposit portfolio, up from 67.2% at September 30, 2011. During the third quarter, the Company restructured its deposit accounts to simplify its account structure and converted its NOW accounts to interest-bearing or non-interest bearing demand deposit accounts. Changes to federal regulation governing interest bearing demand accounts allowed the Company to make these changes.

DEPOSITS
(Dollars in thousands)	9/30/2012	% of total	6/30/2012	% of total	9/30/2011	% of total
Non-interest bearing demand accounts	$224,024	30.6%	$193,278	26.6%	$183,160	24.4%
Interest bearing demand accounts	89,941	12.3%	—	—%	—	—%
NOW	—	—%	105,128	14.5%	112,213	15.0%
Money market accounts	216,767	29.6%	214,975	29.6%	208,720	27.8%
Savings & IRA accounts	74,315	10.2%	73,803	10.2%	73,986	9.9%
Certificates of deposit (CDs)	47,509	6.5%	50,185	6.9%	64,565	8.6%
Jumbo CDs	59,433	8.1%	60,524	8.3%	62,394	8.3%
Brokered CDs	18,994	2.6%	26,667	3.7%	37,000	4.9%
CDARS CDs to local customers	601	0.1%	1,449	0.2%	7,946	1.1%
Total Deposits	$731,584	100.0%	$726,009	100.0%	$749,984	100.0%

Available-for-sale investments totaled $290.3 million at September 30, 2012 or 30.2% of total assets, a $5.2 million increase over June 30, 2012 and $97.1 million increase over September 30, 2011. The increase reflects the investment of the proceeds of our recent capital raises and the continued redeployment of the Company's cash position into securities to maintain higher levels of interest income and earning asset yield than could be realized in cash.

Stockholders' equity totaled $113.6 million at September 30, 2012, compared to $111.7 million at June 30, 2012 and $60.6 million at September 30, 2011. The increase from the sequential quarter primarily reflects improvements in the unrealized gain on the Company's securities portfolio. The increase over last year is a result of the Company's successful capital raises, earnings improvement, and larger unrealized gains on the securities portfolio. Tangible book value per common share totaled $1.35 compared to $1.32 at June 30, 2012 and $4.08 at September 30, 2011. The increase from the sequential quarter reflected higher capital levels, while the decrease from the prior year reflected the increased number of shares outstanding as a result of the Company's capital raises earlier this year. Tangible stockholders' equity to tangible assets was 11.8%, compared to 11.6% at June 30, 2012 and 6.5% at the end of September last year. Tangible common equity to tangible assets was 9.0%, compared to 8.9% at June 30, 2012 and 3.7% at the end of September last year.

Income Statement Summary

Net income applicable to common shareholders for the third quarter totaled $343,000, or $0.01 per common share, compared to a net income applicable to common shareholders of $301,000, or $0.01 per common share in the second quarter of 2012, and a net loss applicable to common shareholders of $1.2 million, or $0.14 per common share in the third quarter of 2011. Income applicable to common shareholders improved to $978,000 or $0.02 per share for the first nine months of 2012, compared to a loss of $2.7 million, or $0.32 per share, in the comparable 2011 period.

Third quarter 2012 net interest income before provision totaled $7.7 million, down slightly from $7.8 million in the second quarter 2012, and down from $8.8 million in the third quarter last year. The decrease from the second quarter reflects continued pressure on the Company's loan and investment yields, as market rates, particularly for fixed income securities, continue to trend down, and prepayments in both the loan and investment portfolio accelerate. The decrease from last year is a result of both lower loan volumes and lower asset yields.

Reflective of the same factors, net interest margin declined during the quarter to 3.47% from 3.67% in the second quarter of 2012, and 4.14% in the same period last year. The yield on earning assets was 4.04%

during the quarter, compared to 4.28% and 4.99% for the quarters ended June 30, 2012 and September 30, 2011, respectively. The cost on interest-bearing liabilities continued to drop, from 0.83% in the comparable period last year to 0.64% in the second quarter of 2012 and 0.59% in the most recent quarter. “We are facing unprecedented pressure on both loan and investment yields as market conditions and governmental actions continue to drive market rates lower," said Chief Financial Officer Doug Wright. "We've been able to offset some of this impact in recent quarters by redeploying cash into loans and investments that have higher relative yields, while simultaneously lowering our liability interest costs. However, investing in the current market remains challenging, and the Company continues to approach investment opportunities cautiously to mitigate higher credit or interest rate risk exposure."

Intermountain recorded a $1.2 million provision for loan losses in the third quarter, down from the $1.6 million expense recorded in the second quarter of 2012, and $2.2 million provision recorded in the comparable period last year. Net chargeoffs totaled $2.3 million during the quarter, compared to $2.7 million in the sequential quarter and $1.6 million in the third quarter of 2011. "We continue to capitalize on opportunities to reduce remaining credit risk exposure at a moderate additional cost," Hecker said.

Other income in the second quarter was $2.6 million, down from $2.8 million in the second quarter of 2012 and up from $2.5 million in the same period last year. Fee and service charge income improved over both prior periods, as the Company restructured its deposit accounts during the quarter to generate additional fee income. Mortgage lending activity also improved, as consumers took advantage of historically low mortgage rates to refinance. Improvement in these areas was offset by a negative fair value adjustment on the Company's outstanding warrants.

Operating expenses were stable from the sequential quarter and down $1.6 million from the same quarter last year. At $4.1 million, compensation and benefits expense was up slightly from the second quarter, reflecting lower deferred loan origination cost offsets and higher incentive payments on mortgage activity. The $676,000 reduction from 2011 reflects reductions in overall staffing levels from that time period. Costs associated with OREO were down to $39,000 during the quarter, from $120,000 in the sequential quarter and $735,000 in the same quarter last year. Most other operating expense categories were roughly comparable to second quarter results, and down from third quarter 2011 totals. “After completing a number of expense reduction efforts already, we are now working on a full new set of efficiency plans, culminating with a full evaluation of our data processing systems” said Hecker. We expect that these new efforts will result in additional cost savings in future periods."

Given its current tax position, the Company did not record an income tax provision or benefit during the quarter as it offset taxable income with net operating losses that it has carried forward from prior years. The Company continues to maintain an $8.8 million tax valuation allowance, resulting in a net deferred tax asset of $12.2 million.

Reverse Stock Split

On August 31, 2012, the Company announced that it would implement, effective as of the close of business on October 5, 2012, a 1-for-10 reverse stock split of Intermountain's common stock (both voting and nonvoting) as approved by the shareholders at the Company's Annual Meeting on May 17, 2012.
The reverse stock split became effective on October 5, 2012. As a result, the number of shares of outstanding voting and nonvoting common stock has been reduced from approximately 26.0 million and 38.4 million shares to approximately 2.6 million and 3.8 million shares, respectively. The reverse stock split also reduced the number of authorized shares of voting and nonvoting common stock from 300,000,000 and 100,000,000 shares to 30,000,000 and 10,000,000 shares, respectively. Proportional adjustments were also be made to the conversion or exercise rights under the Company's outstanding warrants, stock options and other common stock-based equity grants outstanding immediately prior to the effectiveness of the reverse stock split.
The Company is now in the process of applying with NASDAQ to list its shares of voting common stock on the NASDAQ Capital Market.

About Intermountain Community Bancorp:

Intermountain is headquartered in Sandpoint, Idaho, and operates as four separate divisions with nineteen banking locations in three states. Its banking subsidiary, Panhandle State Bank, offers financial services through northern Idaho offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d'Alene, Post Falls, Rathdrum and Kellogg. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa, Caldwell and Fruitland, as well as in Ontario, Oregon. Intermountain Community Bank Washington, a division of Panhandle State Bank, operates branches in downtown Spokane and Spokane Valley, Washington. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.

All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp. IMCB's shares are quoted on the OTC Bulletin Board, ticker symbol IMCB. Additional information on Intermountain Community Bancorp, and its internet banking services, can be found at www.intermountainbank.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include but are not limited to statements about the Company's plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to the following and the other risks described in the “Risk Factors,” “Business,” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections, as applicable, of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011; the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company's loan portfolio; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company's loan and other products; declines in the housing and real estate market; increases in unemployment or sustained high levels of unemployment; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment. Readers are cautioned that forward-looking statements in this release speak only as of the date of this release. The Company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED BALANCE SHEETS (Unaudited)

	9/30/2012	6/30/2012	9/30/2011
	(Dollars in thousands, except per share amounts)
ASSETS
Cash and cash equivalents:
Interest-bearing	$45,015	$39,871	$84,599
Non-interest bearing and vault	15,516	18,934	13,483
Restricted cash	12,710	12,464	2,975
Available-for-sale securities, at fair value	290,311	285,095	193,209
Held-to-maturity securities, at amortized cost	14,843	14,990	21,670
Federal Home Loan Bank of Seattle stock, at cost	2,290	2,310	2,310
Loans held for sale	5,070	4,083	2,352
Loans receivable, net	502,852	510,684	525,478
Accrued interest receivable	4,542	4,522	4,052
Office properties and equipment, net	36,031	36,530	38,309
Bank-owned life insurance	9,387	9,301	9,034
Other intangibles	101	130	218
Other real estate owned (“OREO”)	5,636	5,267	7,378
Prepaid expenses and other assets	18,488	18,903	21,456
Total assets	$962,792	$963,084	$926,523

LIABILITIES
Deposits	$731,584	$726,009	$749,985
Securities sold subject to repurchase agreements	56,989	65,458	57,122
Advances from Federal Home Loan Bank	29,000	29,000	29,000
Unexercised stock warrant liability	899	850	—
Cashier checks issued and payable	266	282	404
Accrued interest payable	2,124	1,979	1,575
Other borrowings	16,527	16,527	16,527
Accrued expenses and other liabilities	11,819	11,326	11,327
Total liabilities	849,208	851,431	865,940

STOCKHOLDERS' EQUITY
Common stock - voting shares	96,330	96,290	78,868
Common stock - non-voting shares	31,941	31,941
Preferred stock, Series A	26,430	26,335	26,059
Accumulated other comprehensive income (1)	3,724	2,272	2,383
Accumulated deficit	(44,841)	(45,185)	(46,727)
Total stockholders' equity	113,584	111,653	60,583
Total liabilities and stockholders' equity	$962,792	$963,084	$926,523

Book value per common share, excluding preferred stock	$1.35	$1.32	$4.11
Tangible book value per common share, excluding preferred stock (2)	$1.35	$1.32	$4.08
Shares outstanding at end of period	64,419,862	64,419,862	8,409,840
Stockholders' Equity to Total Assets	11.80%	11.59%	6.54%
Tangible Stockholders' Equity to Tangible Assets (3)	11.79%	11.58%	6.52%
Tangible Common Equity to Tangible Assets	9.04%	8.85%	3.7%

(1) Net of deferred income taxes
(2) Amount represents common stockholders' equity less net goodwill and other intangible assets divided by total common shares outstanding.
(3) Amount represents stockholders' equity less net goodwill and other intangible assets divided by assets less net goodwill and other intangible assets.

INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended
	9/30/2012	6/30/2012	9/30/2011
	(Dollars in thousands, except per share amounts)
Interest income:
Loans	$7,031	$7,054	$8,224
Investments	1,896	2,072	2,385
Total interest income	8,927	9,126	10,609
Interest expense:
Deposits	736	744	1,158
Borrowings	522	571	643
Total interest expense	1,258	1,315	1,801
Net interest income	7,669	7,811	8,808
Provision for losses on loans	(1,154)	(1,575)	(2,239)
Net interest income after provision for losses on loans	6,515	6,236	6,569
Other income (expense):
Fees and service charges	1,702	1,619	1,692
Loan related fee income	686	659	524
Net gain on sale of securities	—	—	12
Net gain (loss) on sale of other assets	(7)	18	3
Other-than-temporary impairment on investments	(34)	(52)	(81)
Bank-owned life insurance	86	87	88
Fair value adjustment on cash flow hedge	(6)	90	—
Unexercised warrant liability fair value adjustment	(49)	158	—
Other income	174	189	245
Total other income, net	2,552	2,768	2,483
Operating expenses:
Salaries and employee benefits	4,103	3,871	4,779
Occupancy expense	1,648	1,623	1,685
FDIC assessment	306	308	317
OREO operations	39	120	735
Other expenses	2,146	2,300	735
Total operating expenses	8,242	8,222	9,812
Income (loss) before income tax benefit	825	782	(760)
Income tax (provision) benefit	—	—	—
Net income (loss)	825	782	(760)
Preferred stock dividend	482	481	457
Net Income (loss) applicable to common stockholders	$343	$301	$(1,217)
Income (loss) per share - basic	0.01	0.01	(0.14)
Income (loss) per share - diluted	0.01	0.01	(0.14)
Weighted-average common shares outstanding - basic (1)	64,419,862	59,013,211	8,409,840
Weighted-average common shares outstanding - diluted (2)	64,582,277	59,191,877	8,409,840

(1) Includes the weighted average number of non-voting common shares that were outstanding at September 30, 2012.
(2) Includes the weighted average number of non-voting common shares that would be outstanding if the 1,700,000 in warrants issued in the January 2012 private offering are exercised directly for non-voting common shares.

INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Nine Months Ended
	9/30/2012	9/30/2011
	(Dollars in thousands, except per share amounts)
Interest income:
Loans	$21,157	$24,990
Investments	6,016	6,897
Total interest income	27,173	31,887
Interest expense:
Deposits	2,302	3,540
Borrowings	1,769	1,843
Total interest expense	4,071	5,383
Net interest income	23,102	26,504
Provision for losses on loans	(3,688)	(6,584)
Net interest income after provision for losses on loans	19,414	19,920
Other income (expense):
Fees and service charges	4,946	5,226
Loan related fee income	1,927	1,644
Net gain on sale of securities	585	12
Net gain (loss) on sale of other assets	15	(44)
Other-than-temporary impairment on investments	(357)	(81)
Bank-owned life insurance	260	269
Fair value adjustment on cash flow hedge	(300)	—
Unexercised warrant liability fair value adjustment	108	—
Other income	572	854
Total other income, net	7,756	7,880
Operating expenses:
Salaries and employee benefits	12,110	14,612
Occupancy expense	4,955	5,181
FDIC assessment	927	1,093
OREO operations	263	1,361
Other expenses	6,507	6,917
Total operating expenses	24,762	33,673
Income (loss) before income tax benefit	2,408	(1,364)
Income tax (provision) benefit	—	—
Net income (loss)	2,408	(1,364)
Preferred stock dividend	1,430	1,348
Net Income (loss) applicable to common stockholders	$978	$(2,712)
Income (loss) per share - basic	0.02	(0.32)
Income (loss) per share - diluted	0.02	(0.32)
Weighted-average common shares outstanding - basic (1)	55,934,875	8,405,422
Weighted-average common shares outstanding - diluted (2)	56,100,262	8,405,422

(1) Includes the weighted average number of non-voting common shares.
(2) Includes the weighted average number of non-voting common shares that would be outstanding if the 1,700,000 in warrants issued in the January 2012 private offering are exercised directly for non-voting common shares.

INTERMOUNTAIN COMMUNITY BANCORP KEY PERFORMANCE RATIOS

	Three Months Ended			Nine Months Ended
	9/30/2012	6/30/2012	9/30/2011	9/30/2012	9/30/2011
Net Interest Spread:
Yield on Loan Portfolio	5.38%	5.48%	5.91%	5.48%	5.98%
Yield on Investments & Cash	2.10%	2.46%	3.25%	2.30%	2.90%
Yield on Interest-Earning Assets	4.04%	4.28%	4.99%	4.19%	4.87%

Cost of Deposits	0.40%	0.41%	0.62%	0.43%	0.63%
Cost of Advances	2.21%	2.21%	2.12%	2.21%	2.11%
Cost of Borrowings	1.74%	2.17%	2.14%	2.10%	1.67%
Cost of Interest-Bearing Liabilities	0.59%	0.64%	0.83%	0.65%	0.81%
Net Interest Spread	3.45%	3.65%	4.16%	3.55%	4.06%

Net Interest Margin	3.47%	3.67%	4.14%	3.57%	4.04%

Performance Ratios:
Return on Average Assets	0.34%	0.33%	-0.32%	0.34%	-0.19%
Return on Average Common Stockholders' Equity	1.58%	1.82%	-14.00%	2.04%	-10.68%
Return on Average Common Tangible Equity (1)	1.58%	1.82%	-14.09%	2.05%	-10.76%
Operating Efficiency	80.64%	77.72%	86.90%	80.24%	84.82%
Noninterest Expense to Average Assets	3.41%	3.44%	4.13%	3.46%	4.03%

(1) Average common tangible equity is average common stockholders' equity less average net goodwill and other intangible assets.

INTERMOUNTAIN COMMUNITY BANCORP LOAN AND REGULATORY CAPITAL DATA

	9/30/2012	6/30/2012	9/30/2011
	(Dollars in thousands)
Loan Data
Net Charge-Offs to Average Net Loans (QTD Annualized)	1.79%	2.16%	1.20%
Loan Loss Allowance to Total Loans	1.78%	1.96%	2.66%

Nonperforming Assets:
Accruing Loans-90 Days Past Due	$—	$—	$—
Nonaccrual Loans	5,636	6,595	10,329
Total Nonperforming Loans	5,636	6,595	10,329
OREO	5,636	5,267	7,378
Total Nonperforming Assets (“NPA”)	$11,272	$11,862	$17,707

Troubled Debt Restructured Loans	2,873	5,237	5,651
NPA to Total Assets	1.17%	1.23%	1.91%
NPA to Net Loans Receivable	2.24%	2.32%	3.37%
NPA to Estimated Risk Based Capital	9.16%	9.72%	24.18%
NPA to Tangible Equity + Allowance for Loan Loss	9.20%	9.74%	23.69%
Loan Delinquency Ratio (30 days and over)	0.21%	0.25%	0.30%

Regulatory Capital (Estimated)
Total capital (to risk-weighted assets):
The Company	20.45%	20.14%	11.73%
Panhandle State Bank	18.88%	18.43%	12.72%
Tier 1 capital (to risk-weighted assets):
The Company	19.20%	18.88%	10.47%
Panhandle State Bank	17.63%	17.19%	11.45%
Tier 1 capital (to average assets):
The Company	11.98%	12.13%	7.06%
Panhandle State Bank	11.12%	11.17%	7.74%